Exhibit 99.1

MARTEN TRANSPORT 4th QUARTER

NET INCOME INCREASES NEARLY 37%

MONDOVI, Wis., Jan. 25, 2006 – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial and operating results for the quarter and year ended Dec. 31, 2005.

For the fourth quarter ended Dec. 31, 2005, net income increased 36.6% to $7.1 million, or 32 cents per diluted share, from $5.2 million, or 24 cents per diluted share, for the same quarter of 2004.  Earnings per share amounts give retroactive effect in all periods to the company’s three-for-two stock split in Dec. 2005.  Operating revenue for the quarter ended Dec. 31, 2005 increased 18.6% to $125.4 million from $105.7 million for the same quarter of 2004.

For the year ended Dec. 31, 2005, net income increased 42.9% to $25.1 million, or $1.14 per diluted share, from $17.5 million, or 81 cents per diluted share, for 2004.  Operating revenue for 2005 increased 21.1% to $460.2 million from $380.0 million for 2004.  Operating revenue included fuel surcharges of $19.1 million and $57.1 million for the quarter and year ended Dec. 31, 2005, compared with $10.5 million and $26.9 million for the quarter and year ended Dec. 31, 2004.  Operating revenue also included non-freight revenue principally from Marten’s logistics operations.  Non-freight revenue was $5.2 million and $16.9 million for the quarter and year ended Dec. 31, 2005, compared with $2.3 million and $7.0 million for the quarter and year ended Dec. 31, 2004.

Freight revenue, which excludes fuel surcharge and non-freight revenue, increased 9.0% to $101.2 million and 11.5% to $386.1 million for the quarter and year ended Dec. 31, 2005, compared with $92.9 million and $346.2 million for the quarter and year ended Dec. 31, 2004.

Chairman and President Randolph L. Marten said, “I would like to thank everyone at Marten Transport, especially our drivers, for turning another year of hard work and operating discipline into solid growth and record profits. Despite the challenges of high fuel prices and fierce competition for drivers, 2005 was a year of significant accomplishments.  During 2005, we expanded our fleet of company tractors by 469 units, or 27%, which contributed to nearly 15% fleet growth and helped us overcome the attrition of owner-operators from our industry.  This highlights the importance of our annualized driver turnover rate that has remained near 70% in comparison to an industry average that is estimated at 135% by the American Trucking Associations.

“Even more important, we improved the bottom line.  Marten’s operating ratio (operating expenses as a percentage of operating revenue) improved by 110 basis points, to 90.7% for the year.  Netting fuel surcharges against fuel expense, as many of our peers do, would have produced an operating ratio of 89.4% for 2005.  Our margin improvement was attributable to higher rates and a continued focus on cost control and efficiency.  Our ratio of tractors to non-drivers, our ratio of trailers to tractors, and the average age of our tractors and trailers all improved versus 2004.  In October, our success in operating the company was recognized by Forbes Magazine, which named Marten Transport one of the 200 Best Small Companies in America.

“For the most part our results for the fourth quarter reflected a favorable operating environment and sound execution of our operating strategy.  Customer demand for our services continued to be strong,” Marten said.  “The combination of solid freight demand with limited industry-wide capacity and strong freight selection by our sales and operations team contributed to a 6.6% increase in average freight revenue per total mile, to $1.49 for the quarter ended Dec. 31, 2005, from $1.40 in the 2004 quarter.

“We made one decision during the quarter that negatively impacted our mileage utilization, but that we expect to provide benefits in the future.  After evaluating our expectations for customer demand, the continued attrition of owner-operators from our industry, tractor delivery schedules, our desire for a relatively new fleet prior to introduction of the 2007 engines, and our ability to attract and retain company drivers, we decided to take delivery of a large number of tractors during the fourth quarter.  We increased our company fleet by 246 tractors during the quarter, more than half of the increase for the entire year, which increased our number of unseated tractors.  This increase in unseated tractors, offset by the increase in average freight revenue per total mile, caused our average freight revenue per tractor per week to remain essentially flat compared with the fourth quarter of 2004.

“Based on our historical recruiting and retention experience, we expect our percentage of unseated tractors to return to the level we experienced throughout most of 2005. We believe that continuing to increase our capacity is important to major customers, and we wanted to make sure that we were prepared to grow with our customers in 2006.  We were able to produce a strong quarter and we continue to believe it was the right decision for Marten.

“At Dec. 31, our balance sheet reflected approximately $193.9 million in stockholders’ equity and $48.3 million of borrowed debt, which results in a debt-to-total capitalization ratio of approximately 19.9%.”

Marten Transport will host a conference call on Thursday, Jan. 26, 2006, at 2:00 p.m. Central Time. The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 4169829.  For additional information on accessing the call and to access any statistical and financial information regarding us that is expected to be discussed during the conference call, please visit www.marten.com.

To see the balance sheets, statements of operations, and operating statistics for the quarter click here.

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of industry fundamentals is incorrect; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; the risk that the benefits associated with a newer fleet may not materialize, including the risk that our operating statistics may not improve; and regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

MARTEN TRANSPORT, LTD.

Consolidated Balance Sheets

	December 31,
(In thousands, except share information)	2005	2004
	(unaudited)
ASSETS
Current assets:
Marketable securities	$494	$62
Receivables:
Trade, less allowances of $928 and $909, respectively	47,383	39,090
Other	6,975	8,372
Prepaid expenses and other	13,264	11,869
Deferred income taxes	3,873	5,856
Total current assets	71,989	65,249
Property and equipment:
Revenue equipment	339,606	283,245
Buildings and land	10,877	10,467
Office equipment and other	11,797	9,053
Less accumulated depreciation	(92,342)	(87,067)
Net property and equipment	269,938	215,698
Other assets	6,726	7,127
	$348,653	$288,074
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$366	$2,849
Accounts payable	7,646	4,579
Insurance and claims accruals	13,126	13,654
Accrued liabilities	18,557	12,292
Current maturities of long-term debt	5,000	5,000
Total current liabilities	44,695	38,374
Long-term debt, less current maturities	43,300	25,257
Deferred income taxes	66,310	56,522
Total liabilities	154,305	120,153
Commitments and contingencies Minority interest	431	—
Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,573,220 shares, at December 31, 2005, and 21,460,541 shares, at December 31, 2004, issued and outstanding	216	215
Additional paid-in capital	71,045	70,111
Retained earnings	122,656	97,595
Total stockholders’ equity	193,917	167,921
	$348,653	$288,074

MARTEN TRANSPORT, LTD.

Consolidated Statements of Operations

	Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except per share information)	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
OPERATING REVENUE	$125,415	$105,719	$460,202	$380,048

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	33,971	29,083	126,577	107,307
Purchased transportation	19,881	19,895	81,897	77,858
Fuel and fuel taxes	31,458	20,651	107,722	70,912
Supplies and maintenance	7,396	6,421	28,192	25,102
Depreciation	10,447	8,577	38,229	32,757
Operating taxes and licenses	1,769	1,468	7,051	6,303
Insurance and claims	5,607	5,585	18,914	18,604
Communications and utilities	910	883	3,398	3,168
Gain on disposition of revenue equipment	(651)	(499)	(3,943)	(2,221)
Other	2,638	2,739	9,298	8,913

Total operating expenses	113,426	94,803	417,335	348,703

OPERATING INCOME	11,989	10,916	42,867	31,345

OTHER EXPENSES (INCOME):
Interest expense	671	535	2,361	2,074
Interest income and other	(506)	(387)	(1,722)	(1,493)
Minority interest	150	(57)	741	51
	315	91	1,380	632

INCOME BEFORE INCOME TAXES	11,674	10,825	41,487	30,713

PROVISION FOR INCOME TAXES	4,565	5,619	16,426	13,177

NET INCOME	$7,109	$5,206	$25,061	$17,536

BASIC EARNINGS PER COMMON SHARE	$0.33	$0.24	$1.16	$0.83

DILUTED EARNINGS PER COMMON SHARE	$0.32	$0.24	$1.14	$0.81

MARTEN TRANSPORT, LTD.

Operating Statistics

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

For period:
Average operating revenue per total mile	$1.849	$1.593	$1.689	$1.445
Average freight revenue per total mile (1)	$1.492	$1.399	$1.417	$1.316
Average miles per tractor(2)	26,473	28,343	111,823	116,668
Average operating revenue per tractor per week(2)	$3,725	$3,435	$3,622	$3,232
Average freight revenue per tractor per week(1) (2)	$3,006	$3,017	$3,039	$2,944
Average miles per trip	944	1,011	947	1,005
Non-revenue miles percentage(3)	7.0%	6.7%	7.2%	6.7%
Total miles – company-employed drivers (in thousands)	53,607	47,818	206,205	185,019
Total miles – independent contractors (in thousands)	14,213	18,564	66,293	78,054

At December 31, 2005, and December 31, 2004:
Total tractors(2)	2,618	2,283
Average age of company tractors (in years)	1.2	1.4
Total trailers	3,438	3,152
Average age of company trailers (in years)	2.9	3.3
Ratio of trailers to tractors(2)	1.3	1.4
Ratio of tractors to non-driver personnel(2)	5.7	5.6

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2005	2004	2005	2004

Net cash provided by operating activities	$26,933	$15,665	$72,472	$50,890
Net cash used for investing activities	40,146	18,458	88,557	58,829

Weighted average shares outstanding:
Basic	21,566	21,384	21,518	21,088
Diluted	21,994	21,891	21,962	21,765

(1)	Excludes revenue from fuel surcharges and non-freight revenue.

(2)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 423 and 557 tractors as of December 31, 2005, and 2004, respectively.

(3)	Represents the percentage of miles for which the company is not compensated.